EXHIBIT 10.1

AMENDMENT TO THE MULTI-COLOR CORPORATION

2003 STOCK INCENTIVE PLAN

The following amendment to the Multi-Color Corporation 2003 Stock Incentive Plan (the “Plan”) was approved by the Board of Directors of Multi-Color Corporation on September 16, 2010. The Plan is hereby amended, effective as of September 16, 2010, as follows:

Section 5(g) of the Plan is amended to add the following sentence to the end of Section 5(g):

“Notwithstanding the foregoing, the Committee shall have the authority to determine that an Option held by an Optionee who retires before attaining age 55 shall terminate on a date which is more than three months after the Optionee’s date of retirement, provided that such Option termination date shall be on or before the Option’s expiration date.”

Date: September 16, 2010

MULTI-COLOR CORPORATION

/s/ Nigel Vinecombe

Nigel Vinecombe President and Chief Executive Officer